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                  NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO
                           C/O THE ALTMAN GROUP, INC.
                           1200 WALL STREET, 3RD FLOOR
                           LYNDHURST, NEW JERSEY 07071

                                 January 9, 2006


Dear Limited Partner:

         You recently received a letter dated December 30, 2005 ("Extension Letter") informing you that the General Partner of National Housing Partnership Realty Fund Two, a Maryland limited partnership (the "Partnership"), elected to extend the period for the consent solicitation you previously received, seeking your support for:

                  (i) a proposed amendment to the agreement of limited partnership of the Partnership, to permit sales of the Partnership's property or the property of the Partnership's operating partnerships to The National Housing Partnership, the Partnership's general partner, or its affiliates;

                  (ii) a proposed amendment to the Partnership Agreement to extend the term of the Partnership from December 31, 2005 to December 31, 2006; and

                  (iii) the proposed sale by one of the Partnership's operating partnerships of San Juan del Centro, a 150-unit apartment complex located in Boulder, Colorado to AIMCO Equity Services, Inc., or its permitted successors and assigns, an affiliate of the general partner, subject to the terms described in the Consent Solicitation Statement, dated November 22, 2005, as supplemented (the "Consent Solicitation Statement").

         As stated in the Extension Letter, the General Partner extended the consent solicitation relating to the above proposals as otherwise described in the Consent Solicitation Statement, to midnight, New York City time, on January 13, 2006 ("Expiration Date"), in an effort to receive sufficient consents to take the actions described above. Although the term of the Partnership ended on December 31, 2005 pursuant to the Partnership's amended and restated agreement of limited partnership, the General Partner thinks that Maryland law permits the continuation of the consent solicitation after December 31, 2005 as part of the activities in which a General Partner may engage prior to terminating the Partnership.

         We wanted to also remind you that any Limited Partner who has delivered a Consent Form to the Solicitation Agent may revoke such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to midnight, New York City time, on the Expiration Date and pursuant to the instructions set forth in the Consent Solicitation Statement. Questions and requests for assistance may be directed to the Solicitation Agent, The Altman Group, Inc., at its address set forth on the following page.


                                VERY TRULY YOURS,

                        THE NATIONAL HOUSING PARTNERSHIP



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                           THE SOLICITATION AGENT IS:

                             THE ALTMAN GROUP, INC.



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
             By Mail:                     By Overnight Courier:                     By Hand:


   1200 Wall Street, 3rd Floor         1200 Wall Street, 3rd Floor         1200 Wall Street, 3rd Floor
   Lyndhurst, New Jersey 07071         Lyndhurst, New Jersey 07071         Lyndhurst, New Jersey 07071
          (800) 217-9608                     (800) 217-9608                      (800) 217-9608


                          By Facsimile:                    For Information please call:

                         (201) 460-0050                       TOLL FREE (800) 217-9608
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